Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Partners of MarkWest Energy Partner GP, L.L.C.:

We consent to the incorporation by reference in the registration statement (No. 333-91120) on Form S-8 of MarkWest Energy Partners, L.P. of our report dated June 17, 2004, with respect to the consolidated balance sheet of MarkWest Energy Partners, L.P. as of December 31, 2004 and the related consolidated statements of operations, comprehensive income, changes in capital and cash flows for the year ended December 31, 2004, which report appears in the December 31, 2004, annual report on Form 10-K of MarkWest Energy Partners, L.P.

KPMG LLP

Denver, Colorado
June 21, 2005